EXHIBIT 99.11(b):
                                 ----------------

                       CONSENT OF DELOITTE & TOUCHE LLP.




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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of Undiscovered Managers Funds (1933 Act File No. 333-37711) of our report dated December 17, 1997, relating to Undiscovered Managers Small Cap Value Fund, which report is included in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the use of our name under the heading "The Fund" in the Prospectus, and to the reference to us under the heading "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

December 17, 1997
Boston, Massachusetts